Exhibit 99.1

Kentucky First Federal Bancorp

For Immediate Release April 27, 2005
Contact:	Don Jennings, President, or Clay Hulette, Vice President (502) 223-1638 216 West Main Street P.O. Box 535 Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $385,000 for the three month period ended March 31, 2005, compared to $291,000 for First Federal Savings and Loan of Hazard for the three month period ended March 31, 2004.  On March 2, 2005, the mutual-to-stock conversion of First Federal Savings and Loan of Hazard culminated in the formation of Kentucky First Federal Bancorp and the acquisition of Frankfort First Bancorp, Inc., parent company of First Federal Savings Bank of Frankfort.  Because shares had not been issued during all or part of the periods represented, earnings per share have not been reported.  Financial results for dates or periods subsequent to March 2, 2005, reflect the consolidated company while periods before this date reflect solely the financial data for First Federal Savings and Loan of Hazard.

          The increase in net earnings for the period ended March 31, 2005 is primarily attributable to the inclusion of earnings generated by First Federal Savings Bank of Frankfort for the portion of the period that Kentucky First Federal Bancorp had been formed and First Federal of Frankfort was a subsidiary.

          The acquisition of Frankfort First Bancorp, Inc. and its subsidiary, First Federal Savings Bank of Frankfort on March 2, 2005, gave rise to significant increases in components of the Company’s statement of condition.  From June 30, 2004 to March 31, 2005, the Company experienced increases in loans receivable ($116.1 million), deposits ($59.7 million), FHLB Advances ($43.3 million), shareholder’s equity ($34.5 million), and total assets ($138.4 million).

          At March 31, 2005, the Company reported its book value per share as $7.62.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp operates four offices in Hazard and Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At March 31, 2005 the Company had approximately 8.6 million shares outstanding.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	March 31, 2005	June 30, 2004

	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$13,698	$16,862
Investment Securities	87,822	86,214
Loans Receivable, net	149,676	33,586
Other Assets	26,982	3,161

Total Assets	$278,178	$139,823

Liabilities
Deposits	$158,469	$98,751
FHLB Advances	52,291	9,000
Other Liabilities	1,923	1,029

Total Liabilities	212,683	108,780
Shareholders’ Equity	65,495	31,043

Total Liabilities and Equity	$278,178	$139,823

Book Value Per Share	$7.62	$ N/A

Condensed Consolidated Statements of Earnings

	Nine months ended March 31,		Three months ended March 31,

	2005	2004	2005	2004

	(In thousands, except per share data) (Unaudited)		(In thousands, except per share data) (Unaudited)
Interest Income	$4,970	$4,118	$2,090	$1,290
Interest Expense	1,911	1,676	836	509

Net Interest Income	3,059	2,442	1,254	781
Provision for Losses on Loans	40	46	12	19
Other Operating Income	34	73	23	62
General, Administrative, and Other Expense	1,506	1,270	701	387

Earnings Before Federal Income Taxes	1,547	1,199	564	437
Federal Income Taxes	514	405	179	146

Net Earnings	$1,033	$794	$385	$291